Exhibit 5.26

CONSENT OF NEIL PRENN

The undersigned hereby consents to (i) the references to, and the information derived from the “Technical Report and Feasibility Study for the Relief Canyon Project, Pershing County, Nevada, U.S.A.” dated July 6, 2018, and to (ii) the references to the undersigned’s name, included in or incorporated by reference in Amendment No. 1 to the Registration Statement on Form F-10 being filed by Americas Silver Corporation.

/s/ Neil Prenn

Neil Prenn

Dated June 28, 2019